Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS "[*****]", HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

MANUFACTURE SUPPLY AGREEMENT

THIS MANUFACTURE SUPPLY AGREEMENT (the “Agreement”) is effective as of January 12, 2022, by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principle place of business at 20321 Valencia Circle, Lake Forest, CA 92630, United States of America (“Liquidmetal”), and DONGGUAN YIHAO METAL MATERIALS TECHNOLOGY CO. LTD., a Chinese limited liability company having an address at Yihao Industrial Park 151#, Xiwang Industry District, Tiantangwei, Fenggang, Dongguan, Guangdong, People’s Republic of China (“Yihao”). Liquidmetal and Yihao are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Liquidmetal is a global leader in the development and pursuit of applications for amorphous alloys and has developed relationships with various prominent corporations with respect to the development of parts and products made from amorphous alloy;

WHEREAS, Yihao is a global leader in the development and manufacture of equipment, technology, and applications for amorphous alloys and has developed relationships with various prominent corporations with respect to the development and manufacture of parts and products made from amorphous alloy, metal injection molding and other technologies;

WHEREAS, Liquidmetal currently procures from Yihao and Yihao currently provides for Liquidmetal manufacturing and support services for amorphous alloy and other non-amorphous applications;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other goods and valuable consideration, the receipt and sufficiency are hereby acknowledged, the Parties hereto hereby agree as follows:

 制造供应协议

本业务发展协议（"协议"）自 2022 年 1 月 12 日起生效，由 LIQUIDMETAL 技术公司（一家特拉华州公司，其主营业地为20321 Valencia Circle, Lake Forest, CA 92630, United States of America ）“Liquidmetal” 提供和东莞逸昊金属材料技术有限公司（一家中国有限责任公司，在逸昊工业园151#，西旺工业区，天堂围，凤岗，东莞，广东，中华人民共和国）（"逸昊"）签署。

 引言

鉴于，Liquidmetal是非晶合金应用开发和追求的全球领导者，在非晶合金零部件和产品开发方面与多家知名公司建立了关系,

鉴于，在非晶合金的设备、技术和应用开发和制造方面，逸昊是全球领导者，在非晶合金、金属注塑成型等技术制成的零部件和产品的开发和制造方面与多家知名企业建立了合作关系：

鉴于，液态金属目前从逸昊采购，逸昊目前为非晶合金和其他非非晶应用提供液态金属制造和支持服务；

因此，考虑到本协议中规定的场所和共同契约和协议以及其他货物和价值，特此确认收据和充分性，双方特此同意如下：

AGREEMENT

1.	TERM

The initial term of this Agreement shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”), unless the Agreement is sooner terminated in accordance with the terms of this Agreement. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive twelve (12) month periods (each a ”Successive Term”) until one Party terminates the Agreement by providing at least one-hundred eighty (180) days prior written notice to the other Party before the expiration of the then-current term or unless sooner terminated in accordance with this Agreement.

2.	MANUFACTURING SERVICES

2.1	PRICING

During the Term of this Agreement, Liquidmetal may from time to time purchase from Yihao such “Liquidmetal Products” as specifically described in a purchase order issued by Liquidmetal (an “Order”) to Yihao at the prices set forth in the Order (the “Prices”). Prices (a) are in U.S. Dollars, (b) include Yihao’s standard packaging, and (c) are based on the configuration set forth in the specifications provided to Yihao by Liquidmetal (the “Specifications”).

2.2	COST PLUS PRICING

Unless otherwise agreed between the Parties in writing, for Orders meeting or exceeding a minimum quantity of 5,000 pieces, the Prices will equal the sum of (x) the Costs (defined below) of such Liquidmetal Products per Order, plus (y) [*****]% (such percentage, the “Manufacturing Fee”). For orders that do not meet or exceed such minimum quantity, the Parties shall negotiate a commercially reasonable price. The “Costs” shall only include, without duplication,  the costs and expenses actually incurred by Yihao in connection with the manufacture and packaging of Liquidmetal Products for each Order, including costs and expenses in the following categories:

协议

1.	术语

本协定的初始期限应从生效日期开始，并将持续到生效日期（"初始期限"）的第五（5）周年，除非根据本协定的条款尽早终止该协定。初始期限届满后，本协议应自动续签连续十二（12）个月（每个"续期"），直到一方在本协议到期前至少提前一百八十天（180 天）向另一方发出书面通知，或除非根据本协议提前终止。

2.	制造服务

2.1	定价

在本协议期内，Liquidmetal可不定期从逸昊发出Liquidmetal（"订单"）向逸昊发出的采购订单中具体描述的"Liquidmetal产品"，价格按订单（"价格"）所述。双方应逐项真诚协商价格，同时考虑Liquidmetal产品的战略价值、竞争力、盈利能力、设计问题、成本驱动因素、出口许可证以及支付经纪公司对Liquidmetal产品的销售、装运、储存、"增值"或使用征收的经纪人费用、关税、关税和其他类似费用、税费、关税或费用， 设置、模组、非经常性工程活动以及任何其他相关因素。价格（a）以美元计价，（b）以逸昊的标准包装为准，（c）以Liquidmetal提供给逸昊的规格（"规格"）规定的配置为基础。

2.2	成本加定价

除非双方以书面形式达成其他协议，否则价格将等于（x）每个订单此类Liquidmetal产品的成本（如下定义）之和，外加 （y） 20%（此百分比，即"制造费"），且订单达中产品数量不能低于5,000，否则报价应在上述比例基础上进行适当调整。 "成本"应包括，没有重复，给Liquidmetal产品制造和包装实际发生的成本和费用，包括以下类别的成本和支出：

（a）直接劳动费用和间接劳动力分配费用（包括小时工资、加班费、标准奖金和分配的非退休福利）：

(a)

costs of direct labor and, in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price, allocated costs of indirect labor (including hourly wages, overtime, standard bonuses and allocated non-retirement benefits);

(b)	costs of raw materials and, in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price, allocated costs of tooling, and the allocated costs to manage inventory levels;

(c)

in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price, allocated utility costs, including electricity, gas, water, sewer, fire sprinkler charges, refuse collection, steam, heat, cooling and any other similar services, as applicable;

(d)	in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price, allocated costs of insurance maintained in accordance with Section 9.2;

(e)	direct costs for quality control measures taken in accordance with Section 2.12;

(f)

in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price, allocated fees for obtaining and maintaining necessary Governmental Approvals to manufacture, package and transfer the Products;

(g)	depreciation and amortization expenses over the useful life of applicable facilities and equipment in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price;

(h)	allocated property taxes in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price;

（b）原材料成本和工具分配成本，以及管理库存水平的分配成本;

（c）分配的公用事业费用，包括电力、煤气、水、下水道、消防洒水器费、垃圾收集费、蒸汽费、热费、冷却费和任何其他类似服务费用,如适用;

（e）根据第9.2条维持的保险费用分配：

（g）根据第2.12条采取的质量控制措施的直接费用：

（h）分配费用，用于获得和维持必要的政府批准，以制造、包装和转让产品：

（i）设施和设备使用寿命内的折旧和摊销费用：

（j）分配财产税：

（k）转让税（但仅限于逸昊在订单方面支付的额度）：

（l）准备产品装载和转移的直接费用：

（m）分配间接费用和行政费用：

（n）任何金额等于根据Liquidmetal或直接归因于Liquidmetal的原因。

所有成本将根据美国普遍接受的会计原则计算，这些会计原则与每类成本的历史惯例一致。尽管有前述，但成本不包括以下任何内容：

 （一）因违反本协议中的陈述、保证或约约而引起的费用：

 （二）特别或可自由支配的奖金、基于股权或股权指数的薪酬或其他类似补偿的费用

 （三）雇员遣散费：

 （四）与养恤金或其他退休后福利有关的费用：

(i)	Transfer Taxes (but only to the extent paid by Yihao in connection with an Order;

(j)	direct costs for preparing Products for loading and transfer;

(k)	in proportion to the Order’s share of Yihao’s total annual sales volume by purchase price, allocated overhead and administrative costs;

(l)	any amount equal to a write-off of raw materials or product components based on instructions of Liquidmetal or for reasons directly attributable to LIquidmetal.

All Costs will be calculated on the basis of U.S. generally accepted accounting principles applied on a consistent basis with historical practices for each category of Costs. Notwithstanding the foregoing, Costs will not include any of the following:

a)	costs incurred by Yihao as the result of any breach of its representations, warranties or covenants in this Agreement;

b)	costs for extraordinary or discretionary bonuses, equity-based or equity indexed compensation or other similar compensation

c)	employee severance costs;

d)	costs associated with pensions or other post-retirement benefits;

e)	costs not incurred in the ordinary course of business or not otherwise authorized by this Agreement;

f)	capital expenditures unless otherwise agreed in advance in writing by the Parties;

g)	interest expense and other carrying costs related to borrowed funds;

（五）在正常业务过程中未发生的费用或未获本协定授权的费用：

 （六）资本支出，除非缔约方事先以书面形式事先商定：

 （七）与借款有关的利息支出和其他账面费用：

（八）由Liquidmetal以外的人支付逸昊的欠款：

 （九）应付给逸昊或其任何附属公司的费用，除非在公平条款有说明：

（十）任何滞纳金、罚款或类似费用，但由Liquidmetal的行为或应Liquidmetal的要求发生的除外：

 （十一）法律费用：或

 （十二）任何征收或征收（或参照）净收入的税种。

h)	costs or expenses subject to reimbursement to Yihao by a person other than Liquidmetal;

i)	costs or expenses payable to any Affiliate of Yihao, unless on arms-length terms;

j)	any late fees, penalties or similar charges, except to the extent incurred as a result of Liquidmetal’s actions or at Liquidmetal’s request;

k)	legal fees;

l)	any tax levied or imposed (or measured by reference to) the net income Yihao;

m)	costs or expenses in connection with sales or marketing activities unrelated to any Order; or

costs or expenses related to any research and development not included as a New Amorphous Alloy Technology.

2.3	PAYMENT TERMS

Yihao may issue an invoice for Liquidmetal Products any time after the shipment thereof to Liquidmetal. Payment terms are net 30 days after the date that Liquidmetal receives the invoice. Unless otherwise stated in the applicable Order or as otherwise agreed in writing by the Parties, payment shall be made in U.S. Dollars.

2.4	COST REDUCTION

Yihao will work diligently with Liquidmetal in an effort to reduce waste, enhance productivity, and decrease Prices through reductions in the cost of producing Liquidmetal Products, all without adversely impacting quality or delivery times. Throughout the term of this Agreement, Yihao and Liquidmetal will work cooperatively and take advantage of cost saving technologies and other cost reduction opportunities to assist in maintaining a competitive cost position. The Parties shall meet on a quarterly basis to discuss specific cost reduction and productivity enhancement activities (collectively, the “Activities”). In support of these efforts, Liquidmetal shall provide to Yihao its own estimates of direct sales costs, including commissions, inspections, modifications, inventory, repackaging, shipping/receiving, duties & tariffs, warranty services, and current overhead rates.

2.3	付款条款

逸昊在向Liquidmetal发货后，可随时开具Liquidmetal产品的发票。付款期限为 Liquidmetal 收到发票之日后的 30 天。除非适用的命令另有说明，或双方以书面形式约定，否则应以美元付款。

2.4	降低成本

逸昊将努力与Liquidmetal合作，通过降低Liquidmetal产品的生产成本，减少浪费，提高生产率，降低价格，而不会对质量或交货时间产生不利影响。在本协议的整个任期内，逸昊和Liquidmetal将合作，利用成本节约技术和其他成本降低机会，协助保持具有竞争力的成本地位。缔约方应每季度举行会议，讨论具体的成本削减和提高生产力活动（统称为"活动"）。为支持这些努力，Liquidmetal公司应向逸昊提供其直接销售成本的估算，包括佣金、检查、修改、库存、重新包装、运输/接收、关税和关税、保修服务和当前间接费用。

2.5	FORECASTS; MANUFACTURING CAPACITY

In connection with any Order, Liquidmetal may concurrent with such Order or subsequent thereto from time to time provide Yihao with a six (6) month rolling forecast (each, a “Forecast”) of its projected additional purchases of Liquidmetal Products covered by an Order (“Additional Product”). Forecasts will be prepared in good faith. Yihao agrees to reserve sufficient manufacturing capacity to satisfy the supply of Additional Product in accordance with the applicable Forecast, provided that Yihao shall not be required to reserve in excess of ten percent (10%) of its manufacturing capacity pursuant to this Section 3.5.

2.6	QUOTATION

Liquidmetal may from time to time request a price quote for certain Liquidmetal Products (each such request, a “RFQ”). Yihao agrees to provide a timely response to Liquidmetal’s RFQ either providing Liquidmetal with such requested quote (each, a “Quote”), or informing Liquidmetal of Yihao’s intent not to provide such requested quote (a “No-Quote”). Yihao agrees to provide a budgetary Quote within two (2) business days of receipt of an RFQ, and a formal quote within five (5) business days within receipt of a RFQ, or otherwise to provide a No Quote within one (1) business day of receipt of a RFQ.

2.7	PURCHASE ORDERS

Yihao agrees to manufacture and deliver Liquidmetal Products pursuant to Orders (or any changes thereto requested by Liquidmetal in writing). Each Order shall be in the form of a written or electronic communication. Liquidmetal and Yihao shall agree to the required Acceptance (as defined below) criteria before Yihao accepts an Order. The Parties shall negotiate in good faith to resolve any disputed matter(s).

2.5	预测;生产能力

与任何订单有关，Liquidmetal可以同，或随后不时向逸昊提供其预计额外购买Liquidmetal产品（"额外产品"）的六（6）个月滚动预测（每个预测）。 预测将本着诚意进行。 逸昊同意根据适用的预测，保留足够的生产能力以满足附加产品的供应，但根据本第3.5条，逸昊不得需要保留超过其生产能力的10%（10%）。

2.6	报价单

Liquidmetal可能会不时要求某些Liquidmetal产品的价格报价（每个此类请求，一个"RFQ"）。 逸昊同意及时回应Liquidmetal的询价，要么向Liquidmetal提供此类请求报价（每份报价均为"报价"），要么通知Liquidmetal逸昊有意不提供此类请求报价（"无报价"）。逸昊同意在收到询价后两（2）个工作日内提供预算报价，在收到询价后五（5）个工作日内提供正式报价，或在收到询价后一（1）个工作日内提供无报价。

2.7	采购订单

逸昊同意根据订单（或Liquidmetal要求的任何书面变更）生产和交付Liquidmetal产品。 每个订单应以书面或电子通信的形式执行。Liquidmetal和逸昊应同意要求的验收（如下所示）标准，然后逸昊接受订单。双方应真诚谈判，解决任何有争议的问题。

2.8	SHIPMENTS

Yihao will make Liquidmetal Product shipments from Yihao’s facility of manufacture directly to Liquidmetal or, if directed by Liquidmetal in writing, to Liquidmetal’s customers (“Customers”) on behalf of Liquidmetal. In the event that Liquidmetal so directs, Yihao will use packaging provided by Liquidmetal indicating Liquidmetal as the seller of the Product.

2.9	DELIVERY

Unless otherwise agreed in writing or in the applicable Order, all Liquidmetal Product shipments shall be EXW (Incoterms 2010) Yihao’s facility of manufacture in Dongguan, China. Title to and risk of loss or damage to the Liquidmetal Product shall pass to Liquidmetal upon Yihao’s tender of the Liquidmetal Product to the common carrier.

2.10	ACCEPTANCE

Acceptance of the Liquidmetal Product shall be based on characteristics that are measurable by a quality system and designed to demonstrate compliance with the Specifications.

2.11	CHANGES

Liquidmetal may upon sufficient notice make changes within the general scope of an Order. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, Specifications or test specifications, (2) methods of packaging and shipment, (3) quantities of Liquidmetal Products to be furnished, or (4) delivery schedule. If appropriate, Liquidmetal will prepare an Engineering Change Order (“ECO”), and Yihao will communicate to Liquidmetal any change in Prices and/or delivery schedule. Each ECO shall be mutually agreed upon. Yihao shall not make any changes to the design, material, or process of manufacturing the Liquidmetal Products or any changes to the Specifications, expect as may be agreed in writing by Liquidmetal in each instance.

2.12	SUPPLY

For avoidance of doubt, Liquidmetal is in the process of identifying a third party company for manufacturing in the United States as a “secondary source” to mitigate its business risk as well as to support customers and/or industries that may not desire or is precluded from doing business with companies in China due to trade or legal restrictions. It is understood by both Parties to this Agreement that Liquidmetal intends to utilize Yihao as its first and primary contract manufacturer and work with Yihao in accordance with the terms of this Agreement.

2.8	发货

逸昊将Liquidmetal产品从逸昊

的制造工厂直接运往Liquidmetal，或者，如果由Liquidmetal以书面形式指示，将代表Liquidmetal的客户（"客户"）发货。 如果逸昊直接发货，逸昊应使用Liquidmetal指定的包装，表明Liquidmetal是产品的销售商。

2.9	交货

除非以书面形式或适用订单达成其他协议，否则所有Liquidmetal产品出货量均为 EXW（2010 年国际交易）逸昊在中国东莞的制造工厂。 Liquidmetal产品损失或损坏的所有权和风险，应当在逸昊向普通承运人招标时转交Liquidmetal公司。

2.10	接受

Liquidmetal产品的验收应基于质量体系可衡量的特征，并旨在证明其符合规范。

2.11	变化

Liquidmetal可在接到足够通知后，在订单的一般范围内进行变更。 此类更改可能包括但不限于 （1） 图纸、计划、设计、程序、规格或测试规格、（2） 包装和装运方法、（3） 待装Liquidmetal产品数量或 （4） 交货时间表的变化。 如有需要，Liquidmetal将编制工程变更令（"ECO"），逸昊将向Liquidmetal通报价格和/或交货时间表的任何变化。每个经济合作组织应相互商定。逸昊不得对Liquidmetal产品的设计、材料或工艺进行任何更改，也不得对《规范》做出任何修改，因为Liquidmetal在每种情况下都可能要求书面形式约定。

2.12	供应

为免生疑问，Liquidmetal 正在将在美国或其他国家/地区制造的第三方公司确定为“次要来源”，以减轻其业务风险并支持可能不愿和/或行业或因贸易或法律限制而无法与中国公司开展业务的公司。本协议双方均理解，Liquidmetal将使用逸昊作为其第一和主要合同制造商，并根据本协议的条款与逸昊合作

2.13	QUALITY SPECIFICATIONS

Yihao shall comply with the quality specifications set forth by Liquidmetal and/or the Customer and agreed to in an Order. Yihao shall comply with the standards set forth in ISO 9001.

2.14	YIHAO WARRANTY

Yihao warrants that the Liquidmetal Products will conform to the Specifications agreed to between Liquidmetal and Yihao in the Order.

2.15	RETURN PROCESS

Liquidmetal and Yihao shall concur in advance on all Liquidmetal Products to be returned for repair or rework. All returns shall state the specific reason for such return, and will be processed in accordance with the return policies and processes agreed to in writing by Yihao and Liquidmetal. Yihao shall pay all transportation costs for valid returns of Liquidmetal Products to Yihao and for the shipment of repaired or replacement Liquidmetal Products to Customers, and Yihao shall bear all risk of loss or damage to such Liquidmetal Products while in transit.

2.16	EXCLUSIONS FROM WARRANTY

This warranty does not include remedy for defects in Liquidmetal Products resulting from (a) Customer’s design of Liquidmetal Products, or (b) accident, disaster, neglect, abuse, misuse or improper handling by Customer or Liquidmetal.

2.17	REMEDY

THE WARRANTIES SET FORTH IN THIS ARTICLE 2 ARE THE SOLE WARRANTIES GIVEN BY YIHAO AND ARE IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. YIHAO DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Yihao agrees to indemnify, defend and hold the Liquidmetal Indemnified Parties (as defined in Section 9.1) harmless from and against any and all claims, demands liabilities, losses, costs and expenses (including without limitation, costs of investigation and reasonable attorney’s fees) irrespective of the theory upon which based, which Liquidmetal or any other Liquidmetal Indemnified Party may suffer or incur as a result of any breach of the warranties of Yihao set forth in this Article 2.

2.13	质量规格

逸昊应遵守Liquidmetal和/或客户规定的质量规范，并在订单中约定。 逸昊应遵守ISO 9001规定的标准。

2.14	逸昊保修

逸昊保证Liquidmetal的产品符合Liquidmetal与逸昊在订单中约定的规格。

2.15	退货过程

Liquidmetal和逸昊应事先同意所有要退回修理或返工的Liquidmetal产品。 所有退货均应说明返还的具体原因，并将按照逸昊和Liquidmetal以书面形式商定的退货政策和流程进行处理。逸昊公司应支付Liquidmetal产品有效退货给逸昊的所有运输费用，并将修理或更换的Liquidmetal产品运送给客户，逸昊在运输途中应承担该Liquidmetal产品的所有损失或损坏风险。

2.16	排除保修

此保修不包括针对（a）客户设计Liquidmetal产品或 （b） 事故、灾难、忽视、滥用、滥用或客户或Liquidmetal处理不当导致的Liquidmetal产品缺陷的补救措施。

2.17	补救

本条第2条所列担保是逸昊提供的唯一质保，以代替任何其他明示或暗示的质保。 逸昊不为特定目的提供任何有关商用或适用性的保证。逸昊同意对 Liquidmetal受偿方（定义见第 9.1 条）免受任何及所有索赔、要求责任、损失、成本和费用（包括但不限于调查成本和合理的律师费）的损害依据的理论，Liquidmetal 或任何其他 Liquidmetal 受偿方可能因违反本条第 3 条规定的 Yihao 的保证而遭受或招致的损失。

3.	TERMINATION

3.1	TERMINATION FOR CAUSE

Either Party may terminate this Agreement hereunder for default if the other Party materially breaches this Agreement; provided, however, no termination right shall accrue until thirty (30) days after the defaulting Party is notified in writing of the material breach and has failed to cure within the thirty (30) day period after notice of a material breach.

3.2	TERMINATION BY OPERATION OF LAW

This Agreement shall immediately and automatically terminate should either Party (a) become insolvent; (b) enter into or file a petition, arraignment or proceeding seeking an order for relief under bankruptcy laws of its respective jurisdiction; (c) enter into receivership of any of its assets; or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

3.3	CONSEQUENCES OF TERMINATION

Upon expiration or termination of this Agreement:

Liquidmetal shall:

(a)	pay Yihao any amounts rightfully owing under each outstanding Order in Accordance with the payment terms set forth in this Agreement; and

(b)	immediately return to Yihao all materials and information submitted or otherwise made available by Yihao to Liquidmetal, including all Confidential Information of Yihao.

3.	终止

3.1	因故终止

如果另一方严重违反本协议，任何一方均可因违约而终止本协议；但是，在违约方收到重大违约的书面通知后三十 (30) 天内，且未能在收到重大违约通知后的三十 (30) 天内纠正后，终止权不产生。

3.2	依法终止

如果任何一方（a）资不抵债，本协议应立即自动终止：（b） 根据其管辖的破产法，进入或提出请愿、传讯或诉讼，寻求救济令：（c） 接管其任何资产：或（d） 为债权人的利益而解散或清算其资产或转让。

3.3	终止的后果

本协议到期或终止后：

Liquidmetal应：

(a)	根据本协议规定的付款条款，根据每份未清订单，向逸昊支付任何合法欠款：和

(b)	立即返回逸昊，将逸昊提交或以其他方式提供给Liquidmetal的所有材料和信息，包括逸昊的所有机密信息。

 逸昊应立即：

Yihao shall immediately:

(i)	cease all activities under this Agreement unless and to the extent otherwise agreed or requested in writing by Liquidmetal;

(ii)	return to Liquidmetal all materials and information submitted or otherwise made available by Liquidmetal to Yihao, including all Confidential Information of Liquidmetal or its customers; and

(iii)

transfer title and deliver to Liquidmetal, in the manner and to the extent requested in writing by Liquidmetal, such completed or partially completed Liquidmetal Products, drawings, and other information Yihao has produced or acquired in connection with this Agreement. Liquidmetal shall not be responsible to Yihao for any compensation, reimbursement, profits, expenses, losses, or damages whatsoever as a result of any expiration or termination of the Agreement. Any such expiration or termination shall be without prejudice to any other rights and remedies that Liquidmetal may be entitled to at law or in equity.

3.4	SURVIVAL

The terms of this Agreement that by their nature or their express terms are intended to survive its expiration or termination (including without limitation, indemnification, warranty, insurance, bailment, and confidentiality provisions), and any and all rights, remedies and obligations that arose or are incurred prior to expiration or termination, shall survive expiration or termination of this Agreement.

4.	FORCE MAJEURE

4.1	FORCE MAJEURE EVENT

For purposes of this Agreement, a “Force Majeure Event” shall mean the occurrence of unforeseen circumstances beyond a Party’s control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, and civil commotion.

a)	除非Liquidmetal公司以书面形式同意或要求，否则停止本协定下的所有活动：
b)	将Liquidmetal提交或以其他方式提供给逸昊的所有材料和信息，包括Liquidmetal的所有机密信息：和
c)	转让所有权，并以Liquidmetal要求的方式，以书面形式交付给Liquidmetal，如已完成或部分完成的Liquidmetal产品、图纸，以及逸昊根据本协议生产或获取的其他信息。Liquidmetal对因协议到期或终止而遭受的任何赔偿、补偿、利润、费用、损失或损害不承担责任。任何此类到期或终止都应不妨碍Liquidmetal在法律或权益上可能享有的任何其他权利和补救措施。

3.4	生存

 本协议的条款，其性质或其明文条款旨在生存其到期或终止（包括不限于，赔偿，担保，保险，保释和保密条款），以及任何和所有权利，补救措施和义务，产生或发生之前到期或终止，应生存期满或终止本协议。

4.	不可抗力

4.1	不可抗力事件

 本协议所称不可抗力事件，是指发生当事人无法控制、无本方疏忽或故意不当行为的不可预见情况，包括但不限于任何政府部门的任何行为、战争行为、自然灾害、罢工、抵制、禁运、短缺、暴乱、封锁、劳资纠纷和民事骚动。

4.2	NOTICE OF FORCE MAJEURE EVENT

Neither Party shall be responsible for any failure to perform due to a Force Majeure Event provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than five (5) days after the date on which such Party knew of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof.

4.3	TERMINATION OF FORCE MAJEURE EVENT

The Party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event. Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

4.4	LIMITATIONS

Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Article 5 shall not excuse (i) any breach of either Party that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product caused solely by negligent acts or omissions on the part of such Party.

4.5	TERMINATION DUE TO FORCE MAJEURE

In the event a Party fails to perform any of its obligations for any reasons defined in this Article 5 for a cumulative period of ninety (90) days or more from the date of such Party’s notification to the other Party, then the other Party at its option may extend the corresponding delivery period for the length of the delay, or terminate this upon written notice.

4.2	不可抗力事件通知

甲方均不应对因不可抗力事件而未能履行的责任，但该方应尽快通知不可抗力事件的另一方，但不得迟于该缔约方知道不可抗力事件开始日期后五（5）天， 具体说明其性质和细节及其预期持续时间。

4.3	终止不可抗力事件

主张不可抗力事件的一方应当合理努力减轻此类不可抗力事件的影响，并配合制定和实施消除不可抗力事件的补救和合理替代措施计划。 因此，在停止不可抗力事件后，受影响的一方应立即将这一事实通知另一方，并尽最大努力尽快恢复正常履行《协定》规定的义务。

4.4	局限性

尽管有不可抗力事件存在，本条规定不得原谅（一）在发生导致中止履行的不可抗力事件之前任何一方的义务：或（二） 仅由该缔约占方的疏忽行为或疏忽造成的产品延迟交付。

4.5	因不可抗力而终止

当事人因本条第五款所列任何原因，自本方通知另一方之日起累计九十（九十）日以上未履行义务的，另一方当事人可以延长相应的交付期限， 或在书面通知后终止。

5.	INTELLECTUAL PROPERTY

5.1	NEW AMORPHOUS ALLOY TECHNOLOGY

For purposes of this Agreement, “Amorphous Alloy” means any one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses) including the Liquidmetal Products, and any and all alloys now or in the future that are proprietary to Liquidmetal or marketed or sold under the Liquidmetal® brand. “Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under Patent, copyright, moral right, trademark, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data and research results. “New Amorphous Alloy Technology” means, to the extent developed or acquired after the Effective Date by Yihao jointly with Liquidmetal, in connection with Orders under this Agreement, all Amorphous Alloys and/or all Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys, and all patents therefor, including, but not limited to, improvements to patents.

5.2	NEW AMORPHOUS ALLOY TECHNOLOGY INVENTIONS AND IMPROVEMENTS

New Amorphous Alloy Technology shall be owned by Yihao. Yihao will grant Liquidmetal fully paid-up (neither a one-time fee nor royalties or the like) perpetual, irrevocable license for use of such New Amorphous Alloy Technology. For avoidance of doubt, any New Amorphous Alloy Technology developed by Liquidmetal’s customers shall remain the property of said customer and will not be subject to future license by Liquidmetal.

5.	知识产权

5.1	新型无定形合金技术

本协议所称非晶合金，是指包括Liquidmetal产品在内的任何一种或多种非晶合金或散装金属眼镜（或含有非晶合金或散装金属眼镜的复合材料），以及目前或将来在®Liquidmetal品牌下销售或销售的任何合金。 "知识产权"是指任何和所有发明（无论是否受专利法保护或可保护）、作者作品、以任何有形表达媒介固定的信息（是否受版权法保护或可保护）、道德权利、 商业秘密、开发、设计、应用、流程、专有技术、发现、想法（是否受商业秘密法保护或保护），以及专利、版权、道德权利、商标、商业秘密或其他法律保护或可保护的所有其他主题，包括所有新的或有用的艺术、组合、公式、制造技术、技术发展、应用、数据和研究成果。 "新非晶合金技术"是指在生效日之后由逸昊单独或与Liquidmetal联合开发或收购的，与本协议下的订单、许可专利或许可技术信息、所有非晶合金和/或与非晶合金的组成、加工、特性或应用相关的所有知识产权，以及所有专利，包括但不限于专利的改进。

5.2	新的非晶合金技术发明和改进

新的非晶合金技术归逸昊所有。本协议有效期内，逸昊将永久、不可撤销地授予Liquidmetal全额支付（既不收取一次性费用，也不收取版税等）使用这种新型非晶合金技术的许可证。为避免疑问，逸昊客户开发的任何新非晶合金技术均应保留该客户的财产，今后不受Liquidmetal许可。

5.3	ASSIGNMENT

Yihao hereby assigns to Liquidmetal, and will cause its employees, contractors, representatives, successors, assigns, Affiliates, parents, subsidiaries, officers and directors to assign to Liquidmetal, a co-equal right, title and interest in and to any New Amorphous Alloy Technology in which Liquidmetal acquires rights pursuant to Section 5.2 above. Yihao and Liquidmetal separately agree to cooperate and cause its employees and contractors to cooperate in the preparation and prosecution of patent applications relating to such New Amorphous Alloy Technology.

6.	CONFIDENTIALITY

6.1	CERTAIN DEFINITIONS

For purposes hereof, “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to a Discloser, its Affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, patents, patent applications, Intellectual Property, product development plans, demonstrations, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise. “Confidential Information” also includes any information described above which a Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser. “Discloser” shall mean the Party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such Party, by a Representative of the Party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed. “Recipient” shall mean the Party receiving Confidential Information that is protected under this Agreement. “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a Party.

5.3	分配

逸昊特此向 Liquidmetal 转让，并将促使其员工、承包商、代表、继任者、受让人、关联公司、母公司、子公司、管理人员和董事向 Liquidmetal 转让对任何新型非晶合金的同等权利、所有权和利益Liquidmetal 根据上述第 5.2 条获得权利的技术。 Yihao 和 Liquidmetal 分别同意合作并促使其员工和承包商合作准备和申请与此类新型非晶合金技术相关的专利申请。

6.	保密性

6.1	定义

本法所列"机密信息"是指与披露人、其关联方及其关联方及其各自的业务运营相关的任何和所有商业、技术、财务、专有和其他信息，包括但不限于样品、数据、技术信息、专有技术、公式、想法、发明、发现、专利、专利申请、知识产权、产品开发计划、演示、业务和财务信息、申请和设计，以及与前述有关的所有表现或体现，以及以何种形式提供的所有改进，无论是口头、书面、视觉、机器可读、电子或其他。"机密信息"还包括上述披露人从第三方获得的任何信息，以及披露人视为专有或指定为机密的任何信息，无论这些信息是否归披露人所有或开发。 "披露人"是指根据本协议披露机密信息的一方，无论该缔约方、该方代表或对所披露的机密信息负有保密义务的任何其他人是否直接提供此类机密信息。 "接收者"是指接收受本协议保护的机密信息的一方。 "代表"是指当事人的董事、官员、雇员、财务顾问、会计师、律师、代理人和顾问。

6.2	RESTRICTIONS AND COVENANTS

Except as otherwise provided herein, each Party agrees that, as to any Confidential Information of which it is the Recipient, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom to any other person (except as set forth in Section 10.5.3 hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties under this Agreement, (iv) not copy, reverse engineer, alter, modify, break down, melt down, disassemble or transmit any of the Discloser’s Confidential Information, (v) not, within the meaning of United States or other export control laws or regulations, export or re-export, directly or indirectly, including but not limited to export on the Internet or other network service, any of the Discloser’s Confidential Information, (vi) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (vii) upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals and copies.

6.3	DISCLOSURE TO REPRESENTATIVES

The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement. The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information. The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this agreement.

6.2	限制和盟约

除本法另有规定外，各方同意，以保密信息接收人的身份，严格保密披露人的保密信息，高度谨慎地保护披露人的机密信息，并采取一切必要的预防措施保护披露人的机密信息，包括至少 收件人通常针对其自己的机密信息采取的所有预防措施（二） 不向任何其他人泄露任何披露人的机密信息或由此获得的任何信息（此处第 10.5.3 节规定除外）（iii） 在披露人机密信息的任何时间不得有任何用处，除非在履行收件人根据本协议规定的具体职责时需要， （四） 不得复制、逆向工程、更改、修改、分解、熔化、拆解或传输任何披露人的机密信息（五） 不得在美国或其他出口管制法律或法规的含义范围内直接或间接出口或转口，包括但不限于在互联网上或其他网络服务上出口的任何披露人的机密信息， （六） 收到人或其代表发现任何未经授权使用或披露披露披露者机密信息后立即以书面形式通知披露人：（七） 在本协议终止或到期后，立即返回披露人或销毁（由收件人选择）所有此类机密信息，包括所有原始资料和副本。

6.3	向代表披露

 接收方仅可将披露方的机密信息传播给已获悉接收方在本协议项下的义务并受保密义务和不使用披露方机密信息的义务的约束，其范围至少与接收方在本协议项下的义务。接收方同意将披露方的机密信息的披露合理限制为最少数量的需要了解机密信息的接收方代表。接收方应作为接收方的代表负责执行本协议，并应在必要的范围内采取此类行动（法律或其他方式）以使他们遵守本协议。

6.4	ENFORCEMENT

Licensee acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of Licensor, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

6.5	EXCEPTIONS

The restrictions of the Recipient’s disclosure and use of the Discloser’s Confidential Information under this Article 7 will not apply to the extent of any Confidential Information:

(A)	becomes publicly known without breach of the Recipient’s or its Representatives’ obligations under this Agreement;

(B)

is rightfully acquired by Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Confidential Information;

(C)

is independently developed by employees of the Recipient without knowledge of or reference to such Confidential Information, as evidenced by written documentation or other tangible evidence of Recipient;

6.4	执行

 被许可人承认并同意，由于许可人的许可技术信息和其他机密信息的独特性，任何违反其在本协议项下义务的行为都无法在法律上获得足够的补救，这种违反可能导致

对许可方造成不可挽回的损害，因此，在出现任何此类违约或其任何威胁时，许可方有权获得适当的衡平法救济，包括禁令，而无需提供担保，以及其在法律上可能拥有的任何补救措施。

6.5	异常

根据本第7节，收件人披露和使用披露人的机密信息的限制将不适用于任何机密信息的范围：

(a)	在不违反接受人或其代表根据本协议承担的义务的情况下公开露面;

(b)	接收方从第三方获得，该第三方在披露或使用此类机密信息时不受任何限制或义务（无论是合同、受托或其他限制）：

(c)	收件人的员工在不了解或不提及此类机密信息的情况下独立开发，如收件人的书面文件或其他有形证据所证明：

(d)	法律或法院命令或政府命令要求披露，条件是接受者（a） 及时通知披露人任何此类披露要求，以便披露人可以寻求适当的保护令（或其他适当的保护），（b） 在获得此类保护令或其他形式的保护方面（不向接受者提供任何费用）提供合理帮助：或

(D)

is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections) and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(E)	is permitted for disclosure or use by express written consent received by Recipient from an authorized officer of the Discloser.

7.	COMPLIANCE

7.1	LAWS

Yihao and its operations, facilities and business shall at all times comply with all applicable federal, national, state, provincial and local laws (including common law), statutes, ordinances, orders, rules, codes, standards and regulations of the People’s Republic of China, the country(ies) in which Yihao or its operations or facilities are located, customs and export controls, and all other relevant jurisdictions (each individually a “Law” and collectively “Laws”), including without limitation Environmental Laws as defined below.

7.2	CUSTOMS

Yihao shall provide Liquidmetal with all information, certificates and records relating to the Liquidmetal Products (including Certificates of Origin) as necessary for Liquidmetal to: (a) fulfill any customs obligations, origin marking or labeling requirements, and certification or local content reporting requirements; (b) claim preferential duty treatment under applicable trade preference regimes; and (c) participate in any duty deferral or free trade zone programs of the country of import. Yihao shall obtain all pre-delivery export licenses and authorizations and pay all pre-delivery export taxes, duties, and fees.

(a)	(e) 允许通过接受者从披露人授权官员处收到的明确书面同意披露或使用。

7.	合规

7.1	法律

逸昊及其经营、设施和业务应随时遵守所有适用的联邦、国家、州、省和地方法律（包括普通法）、法规、法令、命令、规则、法规、规范、标准和条例，中华人民共和国 以及逸昊及其经营或设施所在的国家/地区/地区、海关和出口管制、 以及所有其他相关司法管辖区（每个司法管辖区分别有"法律"和集体"法律"），包括以下定义的不限环境法。

7.2	海关

Liquidmetal应向Liquidmetal提供Liquidmetal产品（包括原产地证书）所需的所有信息、证书和记录：（a） 履行任何海关义务、原产地标记或标签要求，以及认证或本地内容报告要求：（b） 根据适用的贸易优惠制度申请优惠关税待遇：（c） 参加进口国的任何关税延期或自由贸易区计划。 逸昊应取得所有预交出口许可证和授权，并支付所有交货前出口税、关税和费用。

7.3	ENVIRONMENTAL LAWS

Yihao shall promptly furnish to Liquidmetal upon request from time to time all information evidencing Yihao’s compliance with Laws, including Environmental Laws. “Environmental Laws” are Laws pertaining to the environment and its protection, and the toxic or hazardous nature of products or their constituents, and any other environmental, toxic or hazardous product compliance Laws and obligations. Yihao represents and warrants that the Liquidmetal Products do not and shall not contain asbestos, and do not and shall not contain mercury or other chemicals, metals, or minerals in excess of amounts (if any) permitted by Laws. If Yihao supplies Liquidmetal or its Customers with Liquidmetal Products containing hazardous materials as defined by Environmental Laws, Yihao shall warn, label, and ship such hazardous materials in accordance with Environmental Laws. Upon shipment and on an ongoing basis, Yihao shall provide Liquidmetal with current Safety Data Sheets and all other information needed to comply with all Environmental Laws.

7.4	PRODUCT CORRECTIVE ACTIONS

Each Party shall immediately notify the other Party, in writing, if it becomes aware of any circumstances indicating that a stop sale, Liquidmetal Product recall, corrective action, Liquidmetal Product or quality control action or retrofit, or regulatory action involving any Liquidmetal Products sold by Yihao to Liquidmetal or its dealers or customers (each, a “Product Corrective Action”) may be necessary under Laws or otherwise appropriate. Liquidmetal shall, to the extent practicable, provide to Yihao for review any relevant data and comment upon any potential Product Corrective Action, and Liquidmetal and Yihao will mutually decidewhen to conduct a Product Corrective Action and the scope of any such Product Corrective Action.

7.5	ANTI-BRIBERY; ANTI-CORRUPTION

In addition to its other obligations under this Agreement, Yihao will strictly comply with both the letter and the spirit of all Laws concerning corrupt practices, “anti-bribery”, or which in any manner prohibit the giving of anything of value to any official, agent or employee of any government, political party or public international organization, including without limitation the U.S. Foreign Corrupt Practices Act, the UK Bribery Act and similar Laws of other countries. Yihao represents and warrants to Liquidmetal that:

(a)

neither Yihao nor any of its officers, directors, employees, representatives or agents will offer, promise, or give anything of value to a government official or an employee of a state-owned or controlled enterprise, or authorize the foregoing, directly or indirectly, in order to influence such a person to act or refrain from acting in the exercise of his/her official duties with respect to this Agreement;

7.3	环境法

逸昊应应要求及时向Liquidmetal提供证明逸昊遵守法律（包括环境法）的所有信息。 "环境法"是有关环境及其保护的法律，涉及产品或其成分的有毒或危险性质，以及任何其他环境、有毒或危险产品遵守法律和义务。 Yihao 代表并保证Liquidmetal产品不含石棉，也不含或不得含有汞或其他化学品、金属或矿物，其数量超过法律允许的数量（如有）。 逸昊向Liquidmetal及其客户供应含有环境法规定危险物质的Liquidmetal制品的，逸昊应当按照《环境法》予以警告、贴标、运输。 装运后，逸昊应向Liquidmetal提供当前的安全数据表和符合所有环境法所需的所有其他信息。

7.4	产品纠正行动

如果发现任何情况表明，根据法律或其他适当情况，可能需要停止销售、Liquidmetal产品召回、纠正行动、Liquidmetal产品或质量控制行动或改造，或涉及 Eutectix 向Liquidmetal销售的任何Liquidmetal产品（每个情况下均为"产品纠正行动"）的，则应立即以书面形式通知对方。 Liquidmetal应在可行的范围内，向逸昊提供相关数据，并评论任何潜在的产品纠正行动，Liquidmetal和逸昊将共同决定何时进行产品纠正行动和任何此类产品纠正行动的范围。

7.5	反贿赂;反腐败

除本协议规定的其他义务外，逸昊还将严格遵守有关腐败行为的所有法律的文字和精神，"反贿赂"或以任何方式禁止向任何政府、政党或公共国际组织的任何官员、代理人或雇员提供任何有价值的东西，包括不限于美国《反海外腐败法》， 英国贿赂法和其他国家的类似法律。 逸昊代表并授权Liquidmetal：

(a)	逸昊及其任何官员、董事、雇员、代表或代理人不得向政府官员或国有或控股企业雇员提供、承诺或给予任何有价值的东西，或直接或间接授权上述人员，以影响该人就本协定采取行动或不履行其公务：

(b)

Yihao and its officers, directors, employees, representatives and agents will use only ethical, legitimate and legal business practices in commercial operations and in promoting the position of Liquidmetal on issues before governmental authorities (it being understood that Yihao shall not promote any position of Liquidmetal before any such authorities unless Liquidmetal has specifically directed Yihao in writing to do so); and that it and its officers, directors, employees, representatives and agents will comply with all applicable anti-corruption Laws;

(c)

Yihao and its officers, directors, employees, representatives and agents will never bribe any employees of Liquidmetal by any means, including but not limited to providing or promising to provide an off-the-book rebate in secret, entertainment allowance, employment arrangement, travel home, present, discount for shopping, or any other material benefits for the employees of Liquidmetal or their relatives; Yihao will also refuse any improper interests in any form required or requested by any of the employees of Liquidmetal and will provide relevant evidence to assist Liquidmetal to investigate and take action with respect to any such activities; and

(b)	逸昊及其官员、董事、员工、代表和代理人将只在商业运营中使用道德、合法和合法的商业惯例，并在政府机关面前宣传Liquidmetal在问题上的立场（据了解，除非Liquidmetal以书面形式明确指示逸昊这样做，否则逸昊不得在任何此类机构面前宣传Liquidmetal的任何职位）：其官员、董事、雇员、代表和代理人将遵守所有适用的反腐败法：
(c)	逸昊及其管理人员、董事、员工、代表和代理人绝不以任何方式贿赂Liquidmetal的任何员工，包括但不限于秘密提供或承诺提供账外回扣、娱乐津贴、就业安排、回家旅行、出席、购物折扣，或为Liquidmetal员工或其亲属提供任何其他物质福利：逸昊还将拒绝Liquidmetal任何员工要求或要求的任何形式的不正当利益，并将提供相关证据，协助Liquidmetal调查此类活动并采取行动：和
(d)	逸昊应保存其账簿和记录，以便随时审核其遵守本节的情况。

(d)	Yihao shall keep its books and records in such a fashion that its compliance with this Section may be readily audited.

7.6	DISCLOSURE; SPECIAL WARNINGS

If requested by Liquidmetal from time to time, Yihao shall promptly furnish Liquidmetal in such form and detail as Liquidmetal may direct: (a) a bill of materials for or list of all ingredients, components or constituents in the Liquidmetal Products purchased hereunder, (b) the amount of one or more of such ingredients, components or constituents, and (c) information concerning any changes in or additions to any such ingredients, components or constituents.

8.	AUDIT RIGHTS

Upon reasonable prior notice to Yihao and at Liquidmetal’s expense, during the term of this Agreement and for (3) years following the expiration or termination of this Agreement, Liquidmetal or its designee shall have the right from time to time to confirm and validate:

(a)	That Yihao has complied with the pricing provisions of this Agreement;

(b)	Yihao’s financial condition, successorship planning, andability to continue operations;

(c)	that Yihao’s performance eis consistent with the Agreement; and

(d)	that Yihao has complied with Article 8 of this Agreement.

7.6	披露;特殊警告

如果Liquidmetal不时要求，逸昊应及时以Liquidmetal指示的形式和细节提供Liquidmetal：(a) 根据本协议购买的Liquidmetal产品的所有成分、成分或成分的材料清单或清单，(b) 一种或多种此类成分、成分或成分的数量，以及 (c) 有关任何此类成分、成分或成分的任何变化或添加的信息。·

8.	审计权

在本协议期内，以及本协议到期或终止后的3年内，经逸昊合理事先通知并自Liquidmetal公司出资，Liquidmetal或其指定人有权不时确认和验证：

d)	逸昊遵守本协议的定价规定：
e)	逸昊的财务状况、接班人规划、继续经营的能力：
f)	逸昊的表现符合协议：和
g)	逸昊遵守本协议第八条。

9.	INSURANCE AND INDEMNIFICATION

9.1	INDEMNIFICATION

Yihao shall indemnify, defend, and hold harmless Liquidmetal and its Affiliates, and its and their respective directors, officers, employees, agents, insurers, Customers (both direct and indirect), successors and assigns (collectively, the “Liquidmetal Indemnified Parties”), from and against any and all claims, losses, liabilities, damages (including without limitation direct, indirect, special, consequential and punitive damages) and expenses (including without limitation attorneys’ fees and legal costs and all costs associated with Product Corrective Actions) that they, or any of them, may sustain or incur as a result of (a) any actual or alleged breach of any representation, warranty or covenant made by Yihao in this Agreement (including its Schedules); or (b) any actual or alleged injury to or death of any person, or any actual or alleged damage to or loss of any property, arising out of (i) any Liquidmetal Products or Licensed Products sold by Yihao under the Agreement or that are in the possession or under the control of Yihao, its employees, agents, sub-suppliers or other subcontractors, except to the extent of Liquidmetal’s negligence or willful misconduct, or (ii) any services performed by Yihao, its employees, agents, sub-suppliers or other subcontractors; or (c) the negligent acts or omissions, intentional misconduct, or breach of contract of or by Yihao, its employees, agents, sub-suppliers or other subcontractors; or (d) any infringement by Yihao’s Intellectual Property on the Intellectual Property rights of a third party.

9.2	INSURANCE

Yihao represents and warrants that it has and will maintain insurance coverage meeting or exceeding the amounts and types outlined on Exhibit 1 attached hereto.Yihao shall obtain, pay for, and maintain insurance meeting or exceeding the minimum insurance requirements set forth on Exhibit 1 attached hereto, with policy terms satisfactory to Liquidmetal.

10.	DISCLAIMER OF DAMAGES

LIQUIDMETAL SHALL NOT BE LIABLE TO YIHAO FOR ANY LOST PROFITS, LOST REVENUES, OR ANY OTHER INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF THIS AGREEMENT OR ANY ORDER, OR OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY ORDER, EVEN IF LIQUIDMETAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.	保险和赔偿

9.1	赔偿

逸昊应赔偿， 保护、并持有无害的Liquidmetal及其附属公司及其董事、官员、雇员、代理人、保险公司、客户（包括直接和间接）、继承者和指派人（统称"Liquidmetal赔偿方"），免受和反对任何和所有索赔、损失、责任、损害（包括不限于直接、间接、特殊、后果和惩罚性损害）和费用（包括无限制的律师费和费用）由于（a） 逸昊在本协议中做出的任何陈述、保修或契约（包括其附表），他们或其中任何一项可能维持或承担的加尔成本及其与产品纠正行动相关的所有成本：（b） 因（一）逸昊根据协议销售的任何Liquidmetal产品或特许产品，或在逸昊及其雇员、代理人的拥有或控制下，对任何人造成或据称的伤害或死亡，或对任何财产造成的实际或指称的损害或损失， 分包商或者其他分包商，除Liquidmetal的疏忽或者故意不当行为外，或者（二）逸昊、其员工、代理人、分包商或者其他分包商提供的任何服务：（c） 其雇员、代理人、分包商或其他分包商的过失行为或疏忽、故意不当行为或违反合同的行为：（d） 逸昊的知识产权对第三方知识产权的任何侵犯。

9.2	保险

逸昊声明并保证，其已并将维持符合或超过附件 1 所列金额和类型的保险范围。逸昊应获得、支付和维持保险会议或超过附于本附的附件2所规定的最低保险要求，保单条款符合Liquidmetal。

10.	损害赔偿免责声明

Liquidmetal对本协议或任何订单产生的任何附带、间接、惩罚性、特殊或后果性损害，或因履行或违反本协议或任何命令而造成的任何其他附带、间接、惩罚性、特殊或后果性损害，即使已告知Liquidmetal可能受到此类损害，也不得对逸昊负责。

11.	MISCELLANEOUS

11.1	ENTIRE AGREEMENT

This Agreement, including its Exhibits, which are attached hereto and incorporated herein, as supplemented by Liquidmetal Product purchase quantities, delivery dates, Specifications, and Prices set forth in Orders issued by both Liquidmetal hereunder, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, written or oral, between the Parties relating to the subject matter hereof to the extent that the terms in this Agreement conflict with any such prior agreements, understandings, inducements or conditions. No additional or different terms contained in any sales order, Quotes, acknowledgement, invoice or other communications received previously or hereafter by Liquidmetal from Yihao shall have any force or effect. This Agreement shall not be changed or modified except by written agreement signed by Liquidmetal and Yihao.

11.2	BILINGUAL AGREEMENT

For the sake of convenience, this Agreement contains mirrored provisions in English and Simplified Mandarin, but only the English terms shall be binding upon the Parties.

11.3	ORDER OF PRECEDENCE

All Quotes, Orders, acknowledgements and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to, and governed by, the provisions of this Agreement.

11.4	ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that Liquidmetal shall have the right, only upon the prior written notice to Yihao, to assign its warranty rights and other rights hereunder with respect to specific Liquidmetal Products to the Customers of such Liquidmetal Products.

11.	杂项

11.1	整个协议

本协议，包括本协议附件并在此处注册的展品，由Liquidmetal公司在此发出的订单中规定的Liquidmetal产品采购数量、交货日期、规格和价格为补充，双方对本协议主题的全部理解和协议，并删除了之前的所有和类似的协议，与本案中的约定，以致本案中的条款以及任何其他先前的协议、诱饵、诱因或条件相冲突。除Liquidmetal与逸昊的书面协议外，不得更改或修改。

11.2	双语协议

 为了方便起见，本协定载有英文和简体中文的条款，英文条款对双方具有约束力。

11.3	优先顺序

 根据本协定签发的所有报价、命令、确认书和发票仅为双方的方便而签发，并受本协定条款的约束和管辖。

11.4	分配

未经另一方书面同意，任何一方不得转让或让与本协议或本协议项下的任何权利或义务，该同意不得无理拒绝； 但是，只有在事先书面通知逸昊的情况下，Liquidmetal才有权将其对特定液态金属产品的保修权利和本协议项下的其他权利转让给此类Liquidmetal产品的客户。

11.5	SEVERABILITY

If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provisions with a provision which will achieve, to the extent possible and permitted, the economic, business, and other purposes of the void or unenforceable provision.

11.6	NOTICES

Wherever one Party is required or permitted to give written notice to the other under this Agreement, such notice will be given by hand, by certified mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

If to Liquidmetal:

Liquidmetal Technologies, Inc.

Attn: President

20321 Valencia Circle

Lake Forest, CA 92630

Fax: +1 (949) 635-2188

If to Yihao:

11.7	DEFINITION OF “AFFILIATE”

For purposes of this Agreement, the term “Affiliate” means shall mean, with respect to any specified person or entity, any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with specified person or entity or its successors or assigns. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the specified entity to elect directors or managers, or the right to direct or cause the direction of the management and policies of the specified entity whether by contract or otherwise; and the terms “controlling” and “controlled” have meaning correlative to the foregoing.

11.5	可分离性

 如果本协定的任何规定或其适用因任何原因或在任何程度上无效或无法执行，本协定的其余部分和将这一规定适用于其他人或情境应被解释为最好地合理地实现缔约方的意图。缔约方还同意以尽可能和允许的条款取代这种无效或无法执行的条款，该条款将实现无效或无法执行条款的经济、商业和其他目的。

11.6	通知

 如果根据本协议，任何一方当事人被要求或允许向另一方发出书面通知，则此类通知将通过手、经认证的邮件、要求的退货收据、通宵快递或传真方式发出，并处理如下：

如果发往Liquidmetal：

Liquidmetal Technologies, Inc.

Attn： President

20321 Valencia Circle

Lake Forest, CA 92630

传真： +1 (949) 635-2188

 如果到逸昊：

11.7	"附属"的定义

本协议所称关联"是指对指定个人或实体、直接或间接控制、由指定人或实体控制或与指定人员或实体或其继承人或指派共同控制的任何公司、有限责任公司或其他法人实体而言。本协议的宗旨是，"控制"是指完全稀释的已发行股份的百分之五十以上（50%）的直接或间接所有权，或者指定实体选举董事或经理的其他表决权，或者通过合同或其他方式指导或导致指定实体管理和政策方向的权利："控制"和"控制"这两个术语与前述相关。

11.8	FURTHER ASSURANCES

Each Party agrees to cooperate fully with the other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by another Party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

11.9	DISPUTES

The signing, validity, interpretation, performance and dispute resolution of this cooperation agreement shall be governed by the laws of the People's Republic of China (excluding Hong Kong, Macau Special Administrative Region and Taiwan). Any controversy, dispute, or claim (collectively, a “Dispute”) between the Parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and International Center For Dispute Resolution ("AAA-ICDR") then pertaining. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA-ICDR rules. The arbitration shall be held in Singapore unless the parties mutually agree to have the arbitration held elsewhere. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder. Any such arbitration will be conducted before a panel of three (3) arbitrators. Each Party shall select a single arbitrator, and a third arbitrator shall be chosen by agreement of the two selected arbitrators in accordance with the rules of the AAA-ICDR. The arbitrator shall permit such discovery as he shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within sixty (60) days after appointment of the third arbitrator. The substantially prevailing party in any arbitration hereunder, as determined by the arbitrators, shall be entitled to an award of a percentage of its reasonable costs incurred in connection therewith, including attorneys' fees, determined by dividing the amount actually awarded to the prevailing party by the amount claimed by the prevailing party. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding. Upon the conclusion of any arbitration proceedings hereunder, the arbitrators will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement, and shall make their decision based on and in accordance with the provisions of this Agreement

(signature page follows)

11.8	进一步保证

 双方同意与另一方充分合作，执行此类进一步文书、文件和协议，并作出进一步书面保证，这是另一方可以合理要求的，以便更好地提供证据，反映本协议所述和设想的交易，并落实本协定的意图和宗旨。

11.9	纠纷

本合作协议之签署、效力、解释、履行及争议的解决均应适用中华人民共和国（不包括香港、澳门特别行政区及台湾地区）法律管辖。双方之间因本协议违约、终止或有效性引起或与之相关的任何争议、争议或索赔（统称为“争议”），均应根据美国仲裁协会和国际争议解决中心 (“AAA-ICDR”)商业仲裁规则最终解决。在情况下，这些仲裁条款应管辖现在或以后可能包含在 AAA-ICDR 规则中的任何冲突。除非双方同意在其他地方进行仲裁，否则仲裁应在新加坡进行。任何对仲裁员作出的判决都可以提交给对本协议事项有管辖权的任何法院。仲裁员有权授予在为解决本协议项下的任何索赔而提起的任何司法程序中可用的公平公正的法律补救措施。任何此类仲裁将由三 (3) 名仲裁员组成的小组进行。每一方应选择一名仲裁员，第三名仲裁员应根据 AAA-ICDR 的规则由两名选出的仲裁员协商选择。考虑到当事人的高效和高性价比的需求，仲裁员应准许他认为在适当的具体情况下进行所发现的证据开示。任何此类发现应仅限于与仲裁中的争议或索赔直接相关的信息，并应在指定第三名仲裁员后六十 (60) 天内完成。在本协议项下的任何仲裁中，由仲裁员确定的实际胜诉方应有权获得与其相关的合理费用（包括律师费）的一定百分比的裁决，该裁决通过将实际判给胜诉方的金额除以胜诉方主张的金额。对于提交仲裁的任何争议，举证责任将与索赔在司法程序中提起诉讼时一样。在本协议项下的任何仲裁程序结束后，仲裁员将提供事实调查结果和法律结论以及书面意见，说明达成任何决定的依据和理由，并将此类文件连同签署的副本一起交付给本协议的每一方。根据这些规定选出仲裁员无权变更、修正或以其他方式影响这些仲裁规定的条款或本协议的规定，并应根据本协议的规定作出决定。

 （签名页面如下）

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date, by their officers, duly authorized.	兹证明，本协议双方已促使本协议自生效日期起由其正式授权的官员执行

DONGGUAN YIHAO METAL MATERIALS TECHNOLOGY CO. LTD.	LIQUIDMETAL TECHNOLOGIES, INC.

By: /s/ Gao Kuan	By: /s/ Isaac Bresnick
Name: Gao Kuan	Name: Isaac Bresnick
Title: General Manager	Title: President

EXHIBIT 1

Minimum Yihao Insurance Requirements

Workers’ compensation insurance as required by applicable local laws.

General liability insurance with a coverage limit of at least [*****] dollars ($[*****]).

附件1 逸昊需购买当地法律规定的各项保险。